Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation
Spectrum Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Company adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company at a meeting duly held on March 21, 2011. The resolutions setting forth the proposed amendment is as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board deems it to be in the best interests of the Company and its stockholders to increase the authorized number of shares of Common Stock under the Certificate of Incorporation from 100,000,000 to 175,000,000.
RESOLVED FURTHER, that, subject to approval of the Company’s stockholders, the Certificate of Incorporation be amended to reflect such increase in authorized shares of Common Stock.
RESOLVED FURTHER, that the first paragraph of Article 4 of the Company’s Certificate of Incorporation, as amended, would read in its entirety as follows:
“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 180,000,000 shares, consisting of (a) 175,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”).”
SECOND: That said amendment was duly adopted and approved by the stockholders of the Company at an annual meeting of stockholders held on June 13, 2011, in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Spectrum Pharmaceuticals, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed as of the 24th day of June, 2011.

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Brett L. Scott
Brett L. Scott
Senior V.P. & Acting Chief Financial Officer